Exhibit 99.1
Holly Corporation Board of Directors Elects David L. Lamp to the Position of President
Dallas, Texas, November 5, 2007 — Holly Corporation (NYSE-HOC) (“Holly”) today announced that its Board of Directors has elected David L. Lamp to the position of President. Mr. Lamp has most recently served in the position of Executive Vice President, Refining and Marketing, a position he’s held since November 2005.
Mr. Lamp joined Holly in January 2004 as Vice President, Refinery Operations and was responsible for all aspects of the Company’s refining facilities. As Executive Vice President, Refining and Marketing, Mr. Lamp added the additional responsibility of the Company’s marketing efforts as well as the responsibility for the capital project development, planning and execution at the Company’s refineries in New Mexico and Utah.
Commenting on this appointment, Matthew P. Clifton, Chairman and CEO of Holly stated, “Dave has provided outstanding leadership and experience in his roles at Holly. Dave has been a tremendous asset to our Company and I look forward to working with him in his new role as President.”
Mr. Lamp said, “Holly has one of the strongest refining teams in the industry. Our team has built considerable value, and I’m excited about the value creating opportunities that lie ahead of us. I am truly honored to lead this talented organization.”
David Lamp has more than 28 years of technical, commercial and operational experience in the refining industry. Prior to joining Holly, Mr. Lamp was the Vice President and General Manager of El Paso Energy’s Aruba refinery complex. Earlier in his career he served as Director of Operations for KOSA, a polyester production joint venture between Koch Industries and Saba, where he oversaw KOSA’s 15 chemical and fiber plants in the U.S., Canada, Mexico and Europe. Prior to joining KOSA, Mr. Lamp had a long and distinguished career with Koch Industries, spanning more than 20 years. Mr. Lamp rose through various positions of increasing authority, ultimately becoming Executive Vice President-Refining and Chemical Operations where he had responsibility for all operating aspects of Koch’s 500,000 barrels-per-day of crude refining capacity and all of Koch’s chemical plants. Mr. Lamp obtained a Bachelor of Science degree in Chemical Engineering from Michigan State University.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 85,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also currently owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555